UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2026
HARROW, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1A Burton Hills Blvd., Suite 200
Nashville, Tennessee	37215
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (615) 733-4730

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	HROW	The Nasdaq Stock Market LLC
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934: Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on August 3, 2026, Harrow, Inc. (the "Company") entered into an Asset Purchase Agreement (the "Original Purchase Agreement") with Viatris Inc. ("Viatris") relating to the acquisition of TYRVAYA® (varenicline solution) nasal spray 0.03 mg ("TYRVAYA"), a cholinergic agonist indicated for the treatment of the signs and symptoms of dry eye disease.

On October 1, 2026, the Company and Viatris amended and restated the Original Purchase Agreement in its entirety (as so amended and restated, the "Purchase Agreement"). Under the Purchase Agreement, Viatris retains the rights to commercialize TYRVAYA in Japan, and the assets acquired by the Company exclude those rights. In connection with Viatris’s retention of the Japanese rights, the parties also agreed to eliminate the post-Closing purchase price adjustment based on net working capital that was provided for in the Original Purchase Agreement, with the result that the cash consideration paid at the Closing was fixed at $30.0 million. The contingent milestone payments and the other principal terms of the Original Purchase Agreement were not changed in any material respect.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Pursuant to the Purchase Agreement, the Company agreed to acquire rights to TYRVAYA in all countries of the world other than Japan. The assets acquired include the related new drug application and other regulatory approvals, intellectual property, technology, inventory and related contracts (collectively, the "Acquired Assets"), and the Company agreed to assume certain specified liabilities relating to the Acquired Assets (the "Assumed Liabilities").

On October 1, 2026, the Company completed the acquisition of the Acquired Assets and assumed the Assumed Liabilities (the "Closing").

At the Closing, the Company paid Viatris $30.0 million in cash, funded with cash on hand. Pursuant to the Purchase Agreement, the Company is also obligated to pay Viatris up to $70.0 million in contingent milestone payments upon the achievement of specified net sales thresholds for TYRVAYA over twelve-month measurement periods ending on or before December 31, 2029.

In connection with the Closing, the Company and Viatris also entered into certain ancillary agreements, including a transition services agreement, intellectual property assignment agreements and a letter agreement relating to TYRVAYA in Japan (the "Side Letter"), under which Viatris is obligated to pay the Company tiered royalties on annual net sales of TYRVAYA in Japan and the parties agreed to negotiate a collaboration or similar agreement governing Viatris’s research, development, manufacture and commercialization of TYRVAYA in Japan and the related exchange of data and intellectual property.

The foregoing description of the Purchase Agreement is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Purchase Agreement. The Company will file the Purchase Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2026.

Item 7.01. Regulation FD Disclosure.
On October 5, 2026, the Company issued a press release announcing the completion of the acquisition of the Acquired Assets. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Forward-Looking Statements
This Current Report contains forward-looking statements, including statements regarding the potential achievement of contingent milestone payments, the negotiation and execution of the collaboration agreement contemplated by the Side Letter and the potential receipt of royalties on sales of TYRVAYA in Japan. Actual results may differ materially, including for the reasons described in the Company's filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update any forward-looking statement.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Harrow, Inc., dated October 5, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARROW, INC.

Dated: October 5, 2026	By:	/s/ Andrew R. Boll
	Name:	Andrew R. Boll
	Title:	President & Chief Financial Officer